                                                                    EXHIBIT 12.1
                             COMPUTATION OF RATIOS


The ratio of earnings to fixed charges for the periods indicated below were as follows:


                                                           FIFTY-THREE    FIFTY-TWO     FIFTY-TWO     FORTY-FOUR    FIFTY-TWO
                                                           WEEKS ENDED   WEEKS ENDED   WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                                           -------------------------------------------------------------------
                                                            AUGUST 31     AUGUST 30     AUGUST 29       JULY 3        JULY 1
                                                              1996           1997          1998          1999          2000
                                                           -------------------------------------------------------------------


Ratio of earnings to fixed charges                            -----          1.09         -----          1.01

Deficiency in the coverage of fixed charges by earnings      $2,034         -----        $8,057         -----        $15,632

For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.